Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 23, 2022, with respect to the consolidated financial statements of American Honda Finance Corporation, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

August 9, 2022